Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•

FOR IMMEDIATE RELEASE FEBRUARY 23, 2017	For Further Information:
Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON REPORTS RECORD REVENUE AND EARNINGS
FOR 2016 DESPITE A SLUMP IN FOURTH QUARTER RESULTS

TULSA, OK, February 23, 2017 - AAON, INC. (NASDAQ-AAON), today announced its results for the fourth quarter and year 2016. Sales in the fourth quarter were $91.7 million, down 5.7% from $97.2 million in 2015. Net income was $11.4 million, declining 11.8% from $12.9 million in the same period a year ago. Sales for the year 2016 reached a record level, $384.0 million, representing a gain of 7.1% compared to $358.6 million in 2015. Net income for 2016 was also a record, $53.4 million, rising 16.7% compared to $45.7 million in 2015.

Earnings for the fourth quarter of 2016 and 2015 were $0.21 and $0.24 per diluted share, down 12.5%, based upon 53.4 million and 54.0 million diluted shares outstanding, respectively. Earnings per diluted share for the years 2016 and 2015 were $1.00 and $0.84, representing a gain of 19.0%, based upon 53.4 million and 54.5 million diluted shares outstanding, respectively.

Norman H. Asbjornson, CEO, stated, “We believe the sales rate slowed in the fourth quarter as our customers paused to await and absorb the November election results and the impact they could have on the business environment. In addition, we witnessed a decided shift in our product mix toward lower priced units. This may have been a by-product of the concern surrounding the political atmosphere. Nevertheless, while our unit volume increased 12.5% in 2016, our sales growth advanced only 7.1%."

Mr. Asbjornson continued, "We've been successful in controlling our total costs and maintaining our gross profit margin. Our gross margin last year climbed to 30.8% compared to 30.3% the year earlier. He continued, "Our balance sheet remained quite strong. At year end 2016 the current ratio was 3.6:1 (including cash and cash equivalents of $43.7 million). We continued to operate debt-free and our return on average stockholder equity was 27.7% in 2016 compared with 25.1% a year earlier."

Mr. Asbjornson concluded, "Our Water-Source Heat Pump production is ramping up, albeit at a somewhat slower rate than expected to assure delivery of quality product to customers. We are confident that the WSHP line will continue to show steady improvement throughout next year. Our backlog in 2016 decreased from $57.1 million to $49.1 million. Our business is somewhat seasonal, usually slowing in the fourth quarter. We are closely monitoring our raw material costs which play a major role in our ability to maintain gross margins. While 2017 will present certain challenges, we are encouraged by the tone of business witnessed since the beginning of the year. The incoming order rate and backlog have strengthened and are running at record first quarter levels. Despite some headwinds, we believe that we can achieve record sales and earnings in 2017."

The Company will host a conference call today at 3:30 P.M. (Eastern Time) to discuss the fourth quarter and year 2016 results. To participate, call 1-888-241-0551 (code 72961943); or, for rebroadcast, call 1-855-859-2056 (code 72961943).

AAON, Inc. is a manufacturer of air conditioning and heating equipment consisting of rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, self-contained units and coils. Its products serve the new construction and replacement markets. The Company has successfully gained market share through its “semi-custom” product lines, which offer the customer value, quality, function, serviceability and efficiency.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

AAON, Inc. and Subsidiaries
Unaudited Consolidated Statements of Income
	Three Months Ended December 31,		Years Ending December 31,
	2016	2015	2016	2015
	(in thousands, except share and per share data)
Net sales	$91,668	$97,229	$383,977	$358,632
Cost of sales	65,158	67,648	265,897	249,951
Gross profit	26,510	29,581	118,080	108,681
Selling, general and administrative expenses	8,632	9,859	38,506	37,438
Gain on disposal of assets	—	—	(20)	(59)
Income from operations	17,878	19,722	79,594	71,302
Interest income, net	69	74	292	161
Other income (expense), net	(10)	(18)	105	(124)
Income before taxes	17,937	19,778	79,991	71,339
Income tax provision	6,517	6,830	26,615	25,611
Net income	$11,420	$12,948	$53,376	$45,728
Earnings per share:
Basic	$0.22	$0.24	$1.01	$0.85
Diluted	$0.21	$0.24	$1.00	$0.84
Cash dividends declared per common share:	$0.13	$0.11	$0.24	$0.22
Weighted average shares outstanding:
Basic	52,891,879	53,680,995	52,924,398	54,045,841
Diluted	53,419,948	54,036,021	53,449,754	54,481,484

AAON, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
	December 31,
	2016	2015
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$24,153	$7,908
Certificates of deposit	5,512	10,080
Investments held to maturity at amortized cost	14,083	12,444
Accounts receivable, net	43,001	50,024
Income tax receivable	6,239	4,702
Note receivable	25	23
Inventories, net	47,352	38,499
Prepaid expenses and other	616	533
Total current assets	140,981	124,213
Property, plant and equipment:
Land	2,233	2,233
Buildings	78,806	68,806
Machinery and equipment	158,216	143,100
Furniture and fixtures	12,783	11,270
Total property, plant and equipment	252,038	225,409
Less: Accumulated depreciation	137,146	124,348
Property, plant and equipment, net	114,892	101,061
Certificates of deposit	—	1,880
Investments held to maturity at amortized cost	—	5,039
Note receivable	657	661
Total assets	$256,530	$232,854

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$—	$—
Accounts payable	7,102	6,178
Accrued liabilities	31,940	37,235
Total current liabilities	39,042	43,413
Deferred revenue	1,498	698
Deferred tax liabilities	9,531	8,706
Donations	561	1,119
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued
Common stock, $.004 par value, 100,000,000 shares authorized, 52,651,448 and 53,012,363 issued and outstanding at December 31, 2016 and 2015, respectively	211	212
Additional paid-in capital	—	—
Retained earnings	205,687	178,706
Total stockholders' equity	205,898	178,918
Total liabilities and stockholders' equity	$256,530	$232,854

AAON, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
	Years Ending December 31,
	2016	2015	2014
Operating Activities	(in thousands)
Net income	$53,376	$45,728	$44,158
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,035	11,741	11,553
Amortization of bond premiums	249	266	688
Provision for losses on accounts receivable, net of adjustments	(25)	(48)	(22)
Provision for excess and obsolete inventories	625	178	135
Share-based compensation	4,357	2,891	2,178
Gain on disposition of assets	(20)	(59)	(305)
Foreign currency transaction (gain) loss	(22)	139	74
Interest income on note receivable	(28)	(30)	(36)
Deferred income taxes	825	1,172	(2,111)
Write-off of note receivable	—	—	—
Changes in assets and liabilities:
Accounts receivable	7,048	(5,884)	(5,007)
Income tax receivable	(1,537)	312	(257)
Inventories	(9,478)	(1,059)	(5,613)
Prepaid expenses and other	(83)	76	(305)
Accounts payable	654	(5,109)	3,512
Deferred revenue	417	189	782
Accrued liabilities and donations	(5,470)	4,852	4,094
Net cash provided by operating activities	63,923	55,355	53,518
Investing Activities
Capital expenditures	(26,604)	(20,967)	(16,127)
Proceeds from sale of property, plant and equipment	28	63	319
Investment in certificates of deposits	(4,112)	(6,680)	(9,940)
Maturities of certificates of deposits	10,560	6,098	9,310
Purchases of investments held to maturity	(10,384)	(14,183)	(6,880)
Maturities of investments	10,021	11,408	14,197
Proceeds from called investments	3,514	1,013	3,029
Principal payments from note receivable	52	54	63
Net cash used in investing activities	(16,925)	(23,194)	(6,029)
Financing Activities
Borrowings under revolving credit facility	761	—	—
Payments under revolving credit facility	(761)	—	—
Stock options exercised	2,063	2,795	1,318
Repurchase of stock	(19,317)	(36,558)	(29,066)
Employee taxes paid by withholding shares	(823)	(585)	(218)
Cash dividends paid to stockholders	(12,676)	(11,857)	(9,656)
Net cash used in financing activities	(30,753)	(46,205)	(37,622)
Net increase (decrease) in cash and cash equivalents	16,245	(14,044)	9,867
Cash and cash equivalents, beginning of period	7,908	21,952	12,085
Cash and cash equivalents, end of period	$24,153	$7,908	$21,952

Use of Non-GAAP Financial Measure
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), an additional non-GAAP financial measure is provided and reconciled in the following table. The Company believes that this non-GAAP financial measure, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The Company believes that this non-GAAP financial measure enhances the ability of investors to analyze the Company’s business trends and operating performance.
EBITDAX
EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations.
The Company defines EBITDAX as net income, plus (1) depreciation, (2) amortization of bond premiums, (3) share-based compensation, (4) interest (income) expense and (5) income tax expense. EBITDAX is not a measure of net income or cash flows as determined by GAAP.
The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team, and by other users of the Company’s consolidated financial statements.
The following table provides a reconciliation of net income (GAAP) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended December 31,		Years Ending December 31,

	2016	2015	2016	2015
	(in thousands)
Net Income, a GAAP measure	$11,420	$12,948	$53,376	$45,728
Depreciation	3,488	3,154	13,035	11,741
Amortization of bond premiums	33	98	249	266
Share-based compensation	1,185	815	4,357	2,891
Interest (income) expense	(102)	(172)	(541)	(427)
Income tax expense	6,517	6,830	26,615	25,611
EBITDAX, a non-GAAP measure	$22,541	$23,673	$97,091	$85,810